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                                 [EXHIBIT 10.8]


CRYSEN REFINING, INC.
A CRYSEN CORPORATION COMPANY


                             ASPHALT CEMENT CONTRACT


Crysen Refining, Inc. commits to sell 6,500 short tons of Utah DOT AC-10 asphalt cement to Geneva Rock Products, Inc. at a price of $117 a ton F.O.B. Woods Cross, Utah by December 31, 1997. Geneva Rock agrees to take delivery of the asphalt cement on a reasonable uniform basis.

These prices are firm though December 31, 1997.

In the event Geneva Rock Products, Inc. can obtain asphalt cement at a better price from another source, Crysen Refining, Inc. will match or better the new price, and in this event Geneva Rock Products, Inc. will be committed to purchase the 6,500 tons by December 31, 1997.

There shall be no obligation to deliver or to receive or to use the said products, when and while, and to the extent that the receiving or using, or manufacturing, or making deliveries in the customary manner are prevented or hindered by acts of God, fire, strike, partial or total lock-out, or by other causes beyond the control of the parties, whether similar to the causes hereinabove specified or not.

Terms: 1% 10 days, 1.% per month finance charge will apply after 30 days.

We agree to the above terms and conditions of this contract.

Geneva Rock Products, Inc. by:                   Crysen Refining, Inc. by:


Carl C. Clyde                                    David McSwain
Title:  Division Manager                         Title:  President
Date:  5/27/97                                   Date: 5/29/97



       P.O. Box 870298 o 2355 South 1100 West o Woods Cross, Utah 84087 o
                                 (801) 298-3211